FIFTH AMENDMENT

TO

PARTICIPATION AGREEMENT

Fifth Amendment, effective October 17, 2013 to that certain Participation Agreement, (the “Agreement”), dated December 1, 2001, as amended, by and among MONY Life Insurance Company of America (the “Company”), PIMCO Variable Insurance Trust and PIMCO Investments LLC (pursuant to the Novation of and Amendment to Participation Agreement dated March 28, 2011) (collectively, the “Parties”).

WHEREAS, the Parties wish to add a new Separate Account to Schedule A of the Agreement.

The Parties hereby agree to amend the Agreement as follows:

1. Schedule A. Schedule A of the Agreement is hereby deleted in its entirety and replaced with the attached “Schedule A”.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the Parties have executed and delivered this Fifth Amendment as of the date first above set forth.

PIMCO VARIABLE INSURANCE TRUST		PIMCO INVESTMENTS LLC

By:		By:
Name:	Eric D. Johnson	Name:	Gregory A. Bishop
Title:	Vice President	Title:	Head of Business Management

Date:	10/17/13	Date:	10/17/13

MONY LIFE INSURANCE COMPANY OF AMERICA, on behalf of itself and its separate accounts
By:
Name:	Steven M. Joenk
Title:	Senior Vice President

Date:

SCHEDULE A

PIMCO Variable Insurance Trust Portfolios:

All Portfolios of PIMCO Variable Insurance Trust

COMPANY SEPARATE ACCOUNTS	PRODUCTS
MONY Life Insurance Company of America Separate Account L	All Products related to the Company Separate Accounts.
MONY Life Insurance Company of America Separate Account A
MONY Life Insurance Company of America Separate Account P
MONY Life Insurance Company of America Separate Account K